EXHIBIT 99.1

Psychemedics Announces First Quarter Results

ACTON, Mass., May 13, 2020 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD) today announced first quarter financial results for the period ended March 31, 2020.

The Company’s revenue for the quarter ended March 31, 2020 was $7.5 million versus $9.8 million for the quarter ended March 31, 2019, a decrease of 23%.  Net loss for the quarter ended March 31, 2020 was $0.2 million or ($0.03) per diluted share, versus net income of $0.6 million or $0.11 per diluted share, for the comparable period last year, a decrease of $0.14 per diluted share.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

"As with many companies, first quarter revenues and earnings were negatively impacted by the coronavirus pandemic (“COVID-19”).

“While the impact from COVID-19 affected the Company’s sales volumes, it did not impact the Company’s ability to perform testing.  The Company has had no interruptions to laboratory operations.  In response to COVID-19, there are several safety measures the Company implemented to ensure the safety of our employees as well as maintaining our staff and business continuity.   One of these measures was to split personnel into two-week shifts, with some personnel paid to stay home to minimize and mitigate any disruption.  As a result, we incurred more personnel expenses than we would have otherwise, based on the volume.

“The decline in revenue of 23% was primarily due to a 34% decrease in volume, partially offset by an 11% increase in average revenue per sample due to a change in the mix of business.  Despite the COVID-19 pandemic, domestic revenue declined only 10% in the first quarter of 2020 compared to the prior-year quarter.  We are fortunate to be serving major essential and safety sensitive industries such as Trucking, Oil & Gas and Law Enforcement which can act as anchors to windward in this storm. International revenue was down 57% compared to the prior year quarter due to decline in volume from Brazil.  Due to COVID-19, the Brazilian government has closed all driver license bureaus and extended the renewal period for all drivers licenses, including commercial transportation licenses.

“During the quarter, the Company took steps to reduce costs and had a 14% reduction in operating expenses. Therefore, the decline in earnings came entirely as a result of the lower sales volume due primarily to COVID-19 and maintaining staffing levels above the amount required for production due to COVID-19.

“As previously reported, on May 4, 2020, the Company received loan proceeds of $2.2 million under the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration.  We expect a significant portion of that loan obligation to be forgiven, as companies receiving loans under the PPP may apply for forgiveness of all or a portion of the loans under that program so long as the proceeds are used for qualifying expenses during May and June.  These funds will allow us to keep our lab team together and maintain our mitigation strategy.

“With all the actions taken noted above, we believe we are well positioned, especially in our domestic business, as the country begins to open up and the economy recovers.

“We continue to demonstrate our scientific leadership.  In April, the Company introduced the first FDA-cleared hair test for cotinine, the predominant metabolite for nicotine.  This test provides a way for schools and businesses to detect the ingestion of nicotine by all methods including smoking or the use of electronic cigarettes.  The new offering once again builds on Psychemedics’ unmatched technology to advance drug detection science and equips client companies with results to lower risks associated with cocaine in the workplace.  With this announcement, the Company once again advances the science of detection and reinforces its reputation as the leading innovator since it pioneered drug testing with hair in 1986.

“The Company had approximately $5.3 million of cash ($5.9 million of working capital) as of March 31, 2020.  The total equipment financing outstanding was $2.5 million as of March 31, 2020, compared to a total amount borrowed of $12.2 million reflecting repayment of $9.7 million since May 2014.

“The Company has paid 94 consecutive dividends (23½ years), even during the financial crisis in 2008.   However, as a result of the current pandemic, the dividend will be suspended for this quarter. We have consistently been committed to paying a dividend and it took a pandemic for us to break our long history of consecutive quarterly dividend payments.  We evaluate the dividend each quarter, and will continue to do so as we move forward.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Neil Lerner, Vice President of Finance
Neill@psychemedics.com

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, market demand for drug testing services in Brazil, U.S. and foreign drug testing laws and regulations, including, without limitation, Brazilian professional driver drug testing requirements, required investments in plant, equipment and people and new test development, the effect of COVID-19 on our business, including its effects on our business and profitability, and on the well-being and availability of our employees, the continued operation of our testing facilities and loan forgiveness under the PPP program) may be “forward looking” statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, the timing, scope and effectiveness of further governmental, regulatory, fiscal monetary and public health responses to the COVID-19 pandemic, compliance by the Company with repayment forgiveness requirements under the PPP, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, changes in Brazilian laws and regulations and proposed laws and regulations and the implementation of such laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s  ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation
Consolidated Statements of Income/(Loss)
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended
	March 31,
	2020	2019

Revenues	$7,537	$9,822
Cost of revenues	4,809	5,414

Gross profit	2,728	4,408

Operating Expenses:
General & administrative	1,533	1,915
Marketing & selling	1,106	1,129
Research & development	331	420

Total Operating Expenses	2,970	3,464

Operating income (loss)	(242)	944
Other income (expense)	(73)	26

Net income (loss) before provision for (benefit from) income taxes	(315)	970

Provision for (benefit from) income taxes	(156)	343

Net income (loss)	$(159)	$627

Diluted net income (loss) per share	$(0.03)	$0.11

Dividends declared per share	$0.18	$0.18

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	March 31,	December 31,
	2020	2019

ASSETS
Current Assets:
Cash	$5,331	$7,283
Accounts receivable, net of allowance for doubtful accounts
of $46 in 2020 and $45 in 2019	3,558	3,780
Prepaid expenses and other current assets	1,889	1,788

Total Current Assets	10,778	12,851

Fixed assets, net of accumulated amortization and depreciation
of $14,903 in 2020 and $16,197 in 2019	10,885	10,862
Other assets	936	943
Operating lease right-of-use assets	2,611	2,875

Total Assets	$25,210	$27,531

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$1,234	$617
Accrued expenses	2,113	3,577
Current portion of long-term debt	680	678
Current portion of operating lease liabilities	886	963

Total Current Liabilities	4,913	5,835

Long-term debt	1,780	1,951
Long-term deferred tax liabilities	495	550
Long-term portion of operating lease liabilities	2,214	2,375
Total Liabilities	9,402	10,711

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000 shares authorized
6,185 shares issued and outstanding in 2020 and 2019	31	31
Additional paid-in capital	32,412	32,249
Accumulated deficit	(4,906)	(3,754)
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated other comprehensive loss	(1,647)	(1,624)

Total Shareholders' Equity	15,808	16,820

Total Liabilities and Shareholders' Equity	$25,210	$27,531